Exhibit 99.1

SJW CORP. ANNOUNCES THE CALIFORNIA PUBLIC UTILITIES COMMISSION’S DECISION ON SAN JOSE WATER COMPANY’S 2013 GENERAL RATE CASE

SAN JOSE, Calif.--(BUSINESS WIRE)--SJW Corp. (NYSE:SJW) today announced that on August 14, 2014, the California Public Utilities Commission (“CPUC”) issued its final decision on the 2013 general rate case for San Jose Water Company, SJW Corp.’s wholly owned subsidiary. The final decision authorizes rates designed to increase revenue approximately $22.1 million or 9.8% for 2013 and $13.3 million or 5.2% for 2014. Rates and revenue for 2015 will be determined based on the forecasted change in the consumer price index from the preceding year. The 2013 rate increase became effective August 15th, and the 2014 rate increase will become effective no earlier than 45 days after August 15, 2014.

The final decision authorizes San Jose Water Company to file to implement a combined “true-up” surcharge to recover the difference between interim and final rates for 2013 and 2014. The authorized 2013 and 2014 revenue increases, through August 14, 2014, will be included in the surcharge. The surcharge revenue, adjusted for the impact of certain balancing and memorandum accounts, is expected to be recognized concurrent with the approval of 2014 rates. Prior to receiving approval to implement 2014 rates, San Jose Water Company must pass a customary Summary of Earnings test for 2013.

The decision also authorized recovery of a net balance of $1.9 million from various balancing and memorandum accounts which were previously recognized by the Company. In addition, the decision authorized a capital improvement program, exclusive of the previously approved $62.5 million Montevina Water Treatment upgrade, of approximately $241 million for 2012, 2013 and 2014. This will allow San Jose Water Company to make the necessary infrastructure improvements to continue providing safe and reliable water service to its customers.

SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including but not limited to statements relating to estimated revenue increases, timing of revenue recognition, and the capital improvement program, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.